Exhibit 10.1

SECOND AMENDMENT TO AND EXTENSION OF CREDIT AGREEMENT

AND OMNIBUS RATIFICATION OF LOAN DOCUMENTS

This SECOND AMENDMENT TO AND EXTENSION OF CREDIT AGREEMENT AND OMNIBUS RATIFICATION OF LOAN DOCUMENTS (this “Amendment”), dated as of July 16, 2010 (the “Second Amendment Effective Date”) is entered into by and among WELLS FARGO RETAIL FINANCE, LLC, as lender (the “Lender”) and GREAT AMERICAN GROUP WF, LLC, a California limited liability company (the “Borrower”), and is acknowledged and agreed to by GREAT AMERICAN GROUP, LLC, a California limited liability company (“Great American”) and GREAT AMERICAN GROUP, INC., a Delaware corporation (“GAG Inc.”, and together with Great American, the “Guarantors”, the Guarantors together with the Borrower, collectively, the “GAG Parties”).

RECITALS

WHEREAS, Borrower and Lender are parties to the Credit Agreement dated as of October 21, 2008, as amended by that certain First Amendment to Credit Agreement dated as of August 27, 2009, by and between the Borrower and the Lender, and as acknowledged and agreed to by Great American Group, LLC, a California limited liability company (“Great American”) and Great American Group, Inc. (“GAG Inc.”), as limited guarantors (as it may be further amended, restated, supplemented and/or modified from time to time, the “Credit Agreement”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended through the date hereof,

WHEREAS, the Guarantors have guaranteed on a conditional basis all the Obligations of the Borrower under the Credit Agreement,

WHEREAS, in connection with the Credit Agreement, the Borrower and Great American entered into certain other Loan Documents, including those described on Schedule 1 attached hereto and made a part hereof (the “Ancillary Loan Documents”),

WHEREAS, the GAG Parties have asked the Lender, and the Lender has agreed, to amend the Credit Agreement by this Amendment in order to extend the Revolving Credit Maturity Date as provided herein, to increase the Revolving Loan Ceiling as provided herein, and to make certain other amendments, all pursuant to and on the terms and conditions set forth herein, and

WHEREAS, it is a condition to the Lender’s consent to this Amendment that each GAG Party acknowledge and agree that each of the Loan Documents to which it is a party shall be deemed extended and shall continue in full force and effect following the Second Amendment Effective Date and shall have ratified and confirmed the Lender’s continuing Liens upon the Collateral.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned hereby agrees as follows:

1. RELATION TO THE LOAN DOCUMENTS.

This Amendment constitutes an integral part of the Credit Agreement and shall be deemed to be a Loan Document for all purposes. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

2. AMENDMENTS TO CREDIT AGREEMENT.

2.1 Definitions. Section 1.1 of the Credit Agreement is hereby amended by adding the following defined terms in their appropriate alphabetical location in Section 1.1 of the Credit Agreement or, if any of the following terms are defined in the Credit Agreement prior to giving effect to this Amendment, such terms are deemed amended and restated in their entirety as follows:

“Accounts” shall mean all of any Borrower’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as such term is defined from time to time in the Code or other Law applicable to a Borrower), and any and all supporting obligations in respect thereof.

“Agreement” shall mean this Credit Agreement, including all annexes, exhibits, and schedules hereto, as amended by the First Amendment and the Second Amendment, and as it may be further amended, restated, supplemented and/or modified from time to time in accordance with the terms hereof.

“Bank Products” means any service or facility extended to GAG Inc., Great American or Borrower or any of their Affiliates by Wells Fargo or any Affiliate of Wells Fargo including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, (g) Hedge Agreements, or (h) Factored Receivables and other arrangements with respect to the factoring, sale, put, or other conditional sale or transfer of any Accounts of a Borrower or accounts payable of a Borrower.

“Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the LIBO Rate for a one month Interest Period as in effect on such day plus 1.00% and (c) the Federal Funds Effective Rate in effect on such day plus 0.50%. The “Prime Rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change. “Federal Funds Effective Rate” for any day, is the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Lender from three federal funds brokers of recognized standing selected by it. If the Lender shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (c) of the first sentence of this paragraph until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the LIBO Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, LIBO Rate or the Federal Funds Effective Rate, respectively.

“Borrower Equity Amount” shall mean, with respect to each Liquidation Sale, the Aggregate Inventory Consideration to be provided for by Borrower in respect to such Liquidation Sale less the aggregate Liquidation Loans to be made by Lender in respect to such Liquidation Sale pursuant hereto.

“Change of Control” shall mean, at any time:

(a) occupation of a majority of the seats (other than vacant seats) on the Board of Directors (or other body exercising similar management authority) of GAG Inc. by Persons who are not Continuing Directors and were neither (i) nominated by the Permitted Holders nor (ii) appointed by directors so nominated;

(b) any Person or “group” (within the meaning of the Securities and Exchange Act of 1934, as amended), other than a Permitted Holder, is or becomes the beneficial owner (within the meaning of Rule 13d-3 or 13d-5 of the Securities and Exchange Act of 1934, as amended, except that such Person or group shall be deemed to have “beneficial ownership” of all Capital Stock that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (i) twenty-five percent (25%) or more (on a fully diluted basis) of the total then outstanding Capital Stock of GAG Inc. entitled to vote for the election of directors of GAG Inc., and (ii) Capital Stock of GAG Inc. entitled to vote for the election of directors of GAG Inc. in an amount greater than the number of shares of such Capital Stock beneficially owned by the Permitted Holders (or over which the Permitted Holders have voting control);

(c) GAG Inc. fails at any time to own, directly or indirectly, 100% of the Capital Stock of Great American free and clear of all Liens (other than Permitted Encumbrances);

(d) Great American fails at any time to own, directly or indirectly, 100% of the Capital Stock of Borrower free and clear of all Liens (other than Permitted Encumbrances) and/or ceases to manage Borrower’s business and operations;

(e) Permitted Holders cease to own, directly or indirectly, at least 15% of the Capital Stock of GAG Inc. having the right to vote for a majority of the Board of Directors of GAG Inc.;

(f) any Permitted Holder: (i) ceases to be actively engaged in the management and day-to-day operations and administration of the Great American Group (including, without limitation, Borrower) or (ii) ceases to be a Continuing Director of GAG Inc. and a Continuing Manager of Great American.

“Continuing Directors” shall mean (a) any member of the Board of Directors (or any manager of any comparable body) of Great American who was or became a member of the Board of Directors (or a manager of any comparable body) of Great American on the Closing Date, (b) any individual who becomes a member of the Board of Directors (or a manager of a comparable body) of Great American after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the members of either Great American or Borrower, as applicable, who then constituted “Continuing Directors”, and (c) any member of the Board of Directors of GAG Inc. who was or became a director of GAG Inc. on August 27, 2009, or becomes a member of the Board of Directors of GAG Inc. after August 27, 2009, if such individual was appointed or nominated for election to the Board of Directors by a majority of the members constituting “Continuing Directors”.

“Factored Receivables” shall mean any accounts of any Borrower which have been factored, sold, transferred, conditionally sold or assigned by an Account Debtor of such Borrower to Wells Fargo or an Affiliate thereof which is party to a Bank Product Agreement with such Borrower pursuant to a factoring arrangement or otherwise.

“GAG Parties” means the Borrower, Great American and GAG Inc., individually and collectively.

“Insolvency Proceeding” means any step is taken under or in relation to, or an arrangement or proceeding is commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, including, without limitation, in relation to assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, compromise, arrangement, administration, receivership, administrative receivership, winding up, dissolution, liquidation or other similar relief or proceeding or arrangement, or a liquidator, trustee in bankruptcy, receiver, administrative receiver, administrator or similar officer is appointed or threatened to be appointed in respect of any Person’s assets or any other analogous step or procedure is taken in any jurisdiction.

“Inventory Advance Rate” shall mean, with respect to each Liquidation Sale in respect of Retail Inventory only, the percentage that Lender uses to calculate the amount of the Inventory Advance or Letter of Credit Obligations, as the case may be, with respect to such Liquidation Sale, based on the Guaranty Percentage and Guaranty Amount or Purchase Price Percentage and Purchase Price under the applicable Liquidation Sales Agreement, as determined pursuant to Section 2.1(a). In no case shall the Inventory Advance Rate for any such Liquidation Sale be (i) lower than seventy-seven and one-half percent (77.5%) or (ii) higher than ninety-two and one-half percent (92.5%) of the Guaranty Amount or Purchase Price.

“Letters of Credit Sublimit” shall mean $100,000,000.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, financial or other condition of Borrower, GAG Inc., and/or Great American, (b) Borrower’s ability, or the ability of any or any joint venture as to which Borrower is a joint venturer, as applicable, to conduct any Liquidation Sale in accordance with the applicable Liquidation Sale Agreements or to pay and perform any of the Obligations in accordance with the terms of this Agreement or to perform its obligations under any Liquidator Joint Venture Agreement, (c) GAG Inc.’s, Borrower’s or Great American’s ability to perform its material obligations under the Loan Documents to which it is a party, (d) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens, (e) Lender’s ability to enforce the Obligations or realize upon the Collateral, or (f) Lender’s rights and remedies under this Agreement and the other Loan Documents.

“Organizational Documents” shall mean (a) for any corporation, the certificate or articles of incorporation, the bylaws, the memorandum of association, any certificate of designation or other instrument relating to the rights of preferred shareholders or stockholders of such corporation, any shareholder rights agreement and all applicable resolutions of the Board of Directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement and, if applicable, the certificate of limited partnership, and (c) for any limited liability company, the operating agreement and articles or bylaws or certificate of formation or organization or incorporation, as applicable. “Organizational Documents” shall also include, in all cases, all shareholder agreements, voting trusts, and similar arrangements applicable to any Person’s Capital Stock.

“Overbid” has the meaning given such term in Section 2.1(f) hereof.

“Renewal Fee” has the meaning given such term in the Second Amendment.

“Revolving Credit Termination Date” shall mean the earliest of (i) July [__], 2013, and (ii) the date of termination pursuant to Section 9.2 of Lender’s agreement to consider, in its sole discretion and with no obligation, to make additional Revolving Credit Advances and/or incur Letter of Credit Obligations or permit existing Revolving Credit Advances to remain outstanding.

“Revolving Loan Ceiling” shall mean the amount equal to One Hundred Million Dollars ($100,000,000).

“Sales Tax Advance” shall have the meaning given such term in Section 2.1(g) hereof.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Second Amendment” shall mean the Second Amendment to Credit Agreement, dated as of the Second Amendment Effective Date, between Lender and Borrower and acknowledged and agreed to by Great American and GAG Inc.

“Second Amendment Effective Date” shall have the meaning given such term in the Second Amendment.

“Taxes” shall mean taxes, duties, fees, premiums, assessments, levies, tariffs and any other Charges whatsoever imposed, assessed, reassessed or collected by any Governmental Authority, including all fines, penalties, interest, additions to tax, installments on account of taxes, or other additional amounts imposed, assessed or collected by any Governmental Authority in respect thereof, excluding taxes imposed on or measured by the net income of Lender by the jurisdictions under the laws of which Lender is organized or any political subdivision thereof.

“Tax Returns” shall mean all returns, elections, filings, forms, and any other documents (whether in electronic, tangible, or any other form whatsoever) made, prepared or filed, or to be made, prepared or filed in respect of Taxes under applicable Law.

2.2 Amendment to §2.1 of the Credit Agreement.

(a) Section 2.1(e) of the Credit Agreement is hereby amended by deleting the second thereof in its entirety, and replacing it with the following:

“Those notices, except as otherwise required for proposed Inventory Advances or Other Assets Advances under Section 2.1(f), must be actually received by Lender no later than (1) 1:00 p.m. (Boston, Massachusetts time) three (3) Business Days prior to the proposed date of any Inventory or Other Asset Advances; (2) 1:00 p.m. (Boston, Massachusetts time) on the Business Day on which a proposed Sales Tax or Expense Advance is requested; and (3) with respect to Letter of Credit Obligations, 1:00 p.m. (Boston, Massachusetts time) on the date which is at least two (2) Business Days prior to the proposed issuance date and subject to the terms and conditions governing Letters of Credit forth in Annex B attached hereto.”

(b) Section 2.1(f)(ii) of the Credit Agreement is hereby amended by deleting the last sentence thereof in its entirety, and replacing with the following:

“In the event that, as a result of competitive bidding or otherwise, Borrower elects to increase the Guaranteed Amount or Purchase Price (an “Overbid”) it is willing to pay under a Liquidation Sales Agreement for which it has provided to Lender a Liquidation Loan Proposal under Section 2.1(f)(i) prior to or after Lender’s sending a notice under Section 2.1(f)(ii), Borrower shall promptly provide Lender with written notice of such increase, together with a modified Liquidation Loan Proposal, and Lender shall have the option, in its absolute discretion, to determine whether to fund any portion of such increase to reduce the Inventory Advance Rate or Other Assets Advance Rate in respect to such higher Guaranteed Amount or Purchase Price or to make a Revolving Credit Advance or issue a Letter of Credit only in accordance with the original terms proposed by Lender prior to such increase. The Lender shall not be required, without its consent, to increase the aggregate amount of any Revolving Credit Advances or Letters of Credit agreed to by Lender in Lender’s Offer as a consequence of any Overbid.”

(c) Section 2.1(g) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(g) Sales Tax Advances. To the extent that Lender has received Collections with respect to a Liquidation Sale, which Collections include Sales Tax Receipts, Lender shall make, subject to the terms and conditions hereof (including, without limitation, Section 3.3) Revolving Credit Advances equal to the amount of such Sales Tax Receipts (each, a “Sales Tax Advance”), as and when Borrower is required to pay such amounts to the applicable Merchant or taxing authority, to enable Borrower to forward such amounts to such Merchant or taxing authority in accordance with the terms of the applicable Agency Agreement or Purchase Agreement. Borrower’s Notice of Revolving Credit Advance shall include documentation satisfactory to Lender evidencing the amount of such Sales Tax Receipts.”

2.3 Amendment to §2.3 of the Credit Agreement. Section 2.3 of the Credit Agreement is hereby amended by deleting each reference to “Liquidation Loan” in such section and replacing each such reference with “Revolving Credit Advance.”

2.4 Amendment to §2.4 of the Credit Agreement. Sections 2.4(b), (c), and (f) of the Credit Agreement are hereby amended by deleting each reference to “Liquidation Loan” in each such section and replacing each such reference with “Revolving Credit Advance.”

2.5 Amendment to §2.5 of the Credit Agreement. Section 2.5(d) of the Credit Agreement is hereby amended by adding the following clause at the end thereof:

“The Work Fee shall be paid no later that the first day of the next calendar month pursuant to Section 2.4(e), after Borrower (or any joint venture as to which Borrower is a joint venturer, as applicable) enters into such Liquidation Sales Agreement and shall be subject to the other terms and conditions of Section 2.4(e).”

2.6 Amendment to § 2.8 of the Credit Agreement. Section 2.8(a) of the Credit Agreement is amended and restated in its entirety as follows:

“(a) Prior to the date on which the Final Accounting for any Liquidation Sale is approved by Lender, any and all payments at any time or times received from or on behalf of Borrower (or from or on behalf of any joint venture of which the Borrower is a joint venturer) with respect to such Liquidation Sale (including any Liquidation Sales where Borrower or any joint venture of which the Borrower is a joint venturer, as applicable, provided an Overbid, whether or not Lender financed any portion of such Overbid) shall be applied, subject to the Final Accounting, in the following order:

(i) first, to repay the outstanding principal of Revolving Credit Advances (including Total Expense Advances) made by Lender to fund Expenses of the applicable Liquidation Sale;

(ii) second, to pay then due and payable interest with respect to the applicable Revolving Credit Advances made in connection with such Liquidation Sale;

(iii) third, to pay then due and payable Letter of Credit Fees with respect to the applicable Letter of Credit issued in connection with such Liquidation Sale;

(iv) fourth, to pay all other then due and payable Fees (other than the Success Fee) and other Obligations incurred by Borrower in connection with such Liquidation Sale, other than interest or principal on account of Revolving Credit Advances and Letter of Credit Fees;

(v) fifth, to repay the outstanding principal of all Revolving Credit Advances (other than those referred to at the immediately preceding clause “i” of this Section) made with respect to such Liquidation Sale;

(vi) sixth, to be held by Lender as cash collateral for Letter of Credit Obligations in the manner described in Annex B until all of such Letter of Credit Obligations with respect to the applicable Liquidation Sale have been fully cash collateralized;

(vii) seventh, to fund a reserve held by Lender for all Expenses shown on the Budget that have not been paid or yet incurred with respect to the applicable Liquidation Sale, to the extent such Expenses have not been otherwise reserved for under a Letter of Credit;

(viii) eight, to fund a reserve held by Lender for the Recovery Amount with respect to the applicable Liquidation Sale;

(ix) ninth, to Borrower, to reimburse Borrower for duly documented Expenses paid by Borrower with respect to the applicable Liquidation Sale that were not funded with Revolving Credit Advances;

(x) tenth, to deposits to the Disbursement Account, for the benefit of Borrower, for payment of up to the Borrower Equity Amount;

(xi) eleventh, to any other unpaid amounts due to Lender in respect to other outstanding Obligations incurred in connection with other Liquidation Sales that have been completed;

(xii) twelfth, ninety percent (90%) of the remaining amount, if any, to preliminary payments based on the Net Profit Margin with respect to the applicable Liquidation Sale, pro rata based upon the Success Fee Percentage for such Liquidation Sale to Lender for the Success Fee and to deposits to the Disbursement Account for the benefit of Borrower; and

(xiii) thirteenth, the remaining ten percent (10%) to be held by Lender pending completion of the Final Accounting.

Upon the Final Accounting, any remaining amounts received by Lender with respect to such Liquidation Sale after application in accordance with the order set forth above, shall be applied in the following order: (i) to payment of any unpaid portion of the Success Fee, if any, with respect to such Liquidation Sale; and then (ii) to deposits to the Disbursement Account, for the benefit of Borrower.”

(a) Amendment to §2.10 of the Credit Agreement. Section 2.10 of the Credit Agreement is hereby amended by deleting the last sentence thereof in its entirety, and replacing with the following:

“The funding of a Revolving Credit Advance by Lender into the applicable Disbursement Account shall constitute the making of such Revolving Credit Advance hereunder. Lender shall not be obligated to cause the proceeds of any Revolving Credit Advance to be transferred to any other bank or other account, particularly any such account located outside the United States, and shall not be required to convert, or cause the conversion of, the proceeds of any Revolving Credit Advance into any non-United States currency.”

2.7 Amendment to §2.13 of the Credit Agreement. Section 2.13 of the Credit Agreement is hereby amended by inserting new clauses (c) and (d) at the end thereof as follows:

“(c) If any present or future applicable Law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to Lender or the Underlying Issuer by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(i) subject any Lender or the Underlying Issuer to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, or any Letters of Credit (other than taxes based upon or measured by the income or profits of such Lender or the Underlying Issuer), or

(ii) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to Lender of the principal of or the interest on any Revolving Credit Advances or any other amounts payable to Lender or the Underlying Issuer under this Agreement or any of the other Loan Documents, or

(iii) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender or the Underlying Issuer, or

(iv) impose on any Lender or the Underlying Issuer any other conditions or requirements with respect to this Agreement, the other Loan Documents or any Letters of Credit,

and the result of any of the foregoing is:

(i) to increase the cost to Lender or the Underlying Issuer of making, funding, issuing, renewing, extending or maintaining any of the Revolving Credit Advances or any Letter of Credit, or

(ii) to reduce the amount of principal, interest, reimbursement Obligations with respect to Letters of Credit or other amount payable to such Lender or the Underlying Issuer hereunder on account of such Revolving Credit Advances or Letter of Credit, or

(iii) to require Lender or the Underlying Issuer to make any payment or to forego any interest or repayment of any Letter of Credit Obligations paid by Lender or the Underlying Issuer or other sum payable hereunder, the amount of which is calculated by reference to the gross amount of any sum receivable or deemed received by Lender or the Underlying Issuer from the Borrowers hereunder, then, and in each such case, the Borrowers will, upon demand made by Lender or the Underlying Issuer (as the case may be) at any time and from time to time and as often as the occasion therefor may arise, pay to Lender or the Underlying Issuer such additional amounts as will be sufficient to compensate such Lender or the Underlying Issuer for such additional cost, reduction, payment or foregone interest or Letter of Credit Obligations or other sum.

(d) Without prejudice to the survival of any other obligation contained in the Loan Documents, the obligations of a Borrower under this Section 2.13 shall survive the termination of the Loan Documents and the payment in full of all Obligations.”

2.8 Amendment to §4.8 of the Credit Agreement. Section 4.8 of the Credit Agreement is amended and restated in its entirety as follows:

“4.8 Ventures, Subsidiaries and Affiliates, and Indebtedness.

(a) Borrower has no Subsidiaries, is not engaged in any joint venture or partnership with any other Person, other than pursuant to any Liquidator Joint Venture Agreement, and is not an Affiliate of any other Person except Great American and their respective Affiliates listed on Schedule 4.8; and those natural Persons who may be deemed Affiliates by being managers of the Affiliates listed on Schedule 4.8 (and such Persons are not required to be listed on such Schedule).

(b) Great American is a wholly-owned Subsidiary of GAG Inc. Great American is the sole member of Borrower. Each Borrower is a wholly-owned Subsidiary of Great American and GAG Inc.

(c) Borrower has no outstanding Indebtedness for borrowed money other than such as may be outstanding under this Agreement from time to time and has no subsisting security other than as may be outstanding or permitted under this Agreement. Great American Group CS, LLC, Great American and any of their respective Affiliates, as applicable, has repaid and satisfied all Indebtedness and other obligations owed by it to Credit Suisse, all loan and security documents entered into between Great American CS LLC, Great American, and any of their respective Affiliates with Credit Suisse have terminated and are of no further force or effect, and all Liens granted by any of the foregoing in favor of Credit Suisse have been terminated and released.”

2.9 Amendment to §4.21 of the Credit Agreement. Section 4.21 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“4.21 Patriot Act, Foreign Assets, Etc. Borrower is not (nor will it be) a Person with whom the Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury of the United States of America (including, those persons named on the OFAC’s specially designated and Blocked Persons list) or under any similar statute, executive order (including the September 24, 2001 Executive Order Blocking

Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support, or Terrorism) or other governmental action; Borrower is not knowingly engaging in and (shall not knowingly engage in) any dealings or transactions or otherwise associated with such persons. In addition, Borrower hereby agrees to provide the Lender with any additional information that the Lender deems reasonable and necessary from time to time in connection with the transactions contemplated by this Agreement in order to assure compliance with all applicable Law concerning money laundering and similar activities. None of the requesting or borrowing of any Revolving Credit Advances, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither the Borrowers nor any of their Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

2.10 Amendment to Article 4 of the Credit Agreement. Article 4 of the Credit Agreement is hereby amended by:

(a) Adding a new Section 4.26 as follows:

“4.26 GAG Purchase Agreement. All of GAG Inc.’s, Great American’s, and any of their respective Affiliates’ obligations, including payment of all fees and other amounts, under the GAG Purchase Agreement, and any other document or agreement executed in connection therewith, that have become due have been satisfied in full as of the Restatement Date. There is no default or breach by any Person party to the GAG Purchase Agreement of any terms, conditions, or provisions of the GAG Purchase Agreement. The GAG Purchase Agreement has not been amended, waived, supplemented, terminated, or restated since July 28, 2009.”

(b) Adding a new Section 4.27 as follows:

“4.27 Withholding Tax. Borrower is not required to make any deduction for or on account of Tax from any payment it may make under any Loan Document.”

2.11 Amendment to § 5.1 of the Credit Agreement. Section 5.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“5.1 Reports and Notices. Borrower covenants and agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Lender (a) concurrently with the delivery of such information to the applicable Merchant, copies of financial statements, notices, projections and other financial information at the times and in the manner set forth in the Liquidation Sales Agreements or Purchase Agreements with such Merchant, (b) promptly after receipt by Borrower, copies of any notices from any Merchant under or relating to the Liquidation Sales Agreements or Purchase Agreements, (c) copies of any notices delivered to Borrower under any Liquidator Joint Venture Agreement or Purchase Agreement or any other agreement executed in connection therewith, and (d) copies of any motion filed in connection with any bankruptcy case involving a Merchant or order of any court hearing such case (including, without limitation, the court order approving the retention of the Borrower (or any joint venture as to which Borrower is a joint venturer) as the liquidator and the terms of such retention) concerning the Liquidation Sale and/or any transactions contemplated under any Liquidation Sale Agreement or Purchase Agreement.”

2.12 Amendment to § 5.3 of the Credit Agreement. Section 5.3 of the Credit Agreement is hereby amended by adding new clauses (d), (e), and (f) as follows:

“(d) Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by GAG Inc. or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be.

(e) Promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that GAG Inc. sends to its public security holders generally, and copies of all reports on form 8-K (or its equivalent) and registration statements for the public offering (of securities that GAG Inc. or any of its Subsidiaries files with the SEC or any national securities exchange.

(f) Copies of reports and financial statements filed by GAG Inc. with the SEC and required to be delivered to Lender under this Section 5.3 by the Borrower shall be deemed to have been delivered on the date on which GAG Inc. causes such reports, or reports containing such financial statements, to be posted on the Internet at www.sec.gov or at such other website identified by the Borrowers in a notice to Lender and that is accessible by the Lender without charge.”

2.13 Amendment to §6.4 of the Credit Agreement. Section 6.4(a) of the Credit Agreement is amended and restated in its entirety as follows:

“(a) Borrower shall, at its sole cost and expense, maintain or cause any joint venture as to which Borrower is a joint venturer or Merchant to maintain, as the case may be, policies of insurance required to be maintained (or caused to be maintained) by Borrower or any joint venture as to which Borrower is a joint venturer in any applicable Liquidation Sales Agreement, in form and with insurers acceptable to Lender. In the event Borrower or any joint venture as to which Borrower is a joint venturer is to acquire or acquires ownership of any Retail Inventory, Other Assets, or other Collateral then, prior to acquiring such ownership, Borrower shall notify Lender and shall maintain policies of insurance with respect thereto satisfactory to Lender in its Permitted Discretion prior to the acquisition thereof by Borrower. If requested by Lender, Borrower shall cause Lender to be named as an additional insured, loss payee, or other similar term under such insurance policies. If Borrower at any time or times hereafter shall fail to obtain or maintain, or shall fail to cause any joint venture as to which Borrower is a joint venturer to fail to obtain or maintain, any of the policies of insurance required above or to pay all premiums relating thereto, Lender may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Lender deems advisable. Lender shall have no obligation to obtain insurance for Borrower or pay any premiums therefor. In the event Lender does obtain such insurance or pay any such premiums, Lender shall not be deemed to have waived any Default or Event of Default arising from Borrower’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Lender and shall be additional Obligations hereunder secured by the Collateral and subject to the Great American Guaranty.”

2.14 Amendment to § 6.7 of the Credit Agreement. Section 6.7 of the Credit Agreement is amended and restated in its entirety as follows:

“6.7 Intellectual Property. Borrower will conduct, and will cause any joint venture of which the Borrower is a joint venturer to conduct, its business and affairs without infringement of or interference with any intellectual property of any other Person. Borrower shall obtain all intellectual property rights necessary for the conduct of any Liquidation Sale or to enable Borrower to purchase and resell any Retail Inventory, Other Assets, or other Collateral purchased by Borrower pursuant to a Liquidation Sales Agreement.”

2.15 Amendment to §6.12 of the Credit Agreement. Section 6.12 of the Credit Agreement is amended by:

(a) Deleting the “and” at the end of clause (h);

(b) Deleting the “.” at the end of clause (i) thereto and replacing it with “;”; and

(c) Adding new clauses (j) and (k) as follows:

“(j) The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting GAG Inc., Borrower, or any other Subsidiary of GAG Inc. that could reasonably be expected to result in a Material Adverse Effect; and

(k) The filing of any motion to convert a chapter 11 proceeding of a Merchant under the US Bankruptcy Code to a proceeding under chapter 7 thereof, application for relief from an automatic stay by any creditor of a Merchant in any case involving such Merchant under the US Bankruptcy Code, or any other request for relief under the US Bankruptcy Code or any other Debtor Relief Law which, if granted by the applicable court or other Governmental Authority, could suspend, terminate, interrupt, or otherwise impede any Liquidation Sale.”

2.16 Amendment to Article 6 of the Credit Agreement. Article 6 of the Credit Agreement is hereby amended by adding a new Section 6.16 thereto as follows:

“6.16 Tax Matters.

(a) Borrower shall duly and timely file, or cause to be duly and timely filed, all Tax Returns required to be filed by it in respect of Taxes, and duly and timely pay, or cause to be duly and timely paid, all Taxes due and payable by it as required by applicable Law, including all Taxes assessed, reassessed or for which a demand for payment is made by any Governmental Authority, except when and so long as the validity of any such Taxes is being contested in good faith by it or any other Person on its behalf through appropriate proceedings and adequate provisions for such Taxes have been made in its financial statements in accordance with GAAP.

(b) Borrower shall duly and timely withhold, or cause to be duly and timely withheld, all material Taxes required to be withheld by it in accordance with applicable Law from any amount paid, or credited, or deemed to be paid or credited by it to or for the account of any Person (including any employees, officers or any non-resident Person), and shall duly and timely remit, or cause to be duly and timely remitted, to the appropriate Governmental Authority such Taxes required by applicable Law to be remitted by it.

(c) Borrower shall not fail to pay any Taxes or other amounts which would result in a Lien (other than a Permitted Encumbrance) on its property.

(d) Borrower shall, upon written request, furnish to the Lender satisfactory evidence that Borrower has paid such Taxes in each jurisdiction in which the Borrower is required to pay such Taxes.”

2.17 Amendment to §7.4 of the Credit Agreement. Section 7.4 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“7.4 Indebtedness. Borrower shall not create, incur, assume or permit to exist any Indebtedness or liabilities, other than (i) the Liquidation Loans and the other Obligations, (ii) deferred Taxes (so long as no Default or Event of Default would occur or occurs as a result thereof); and (iii) obligations arising under Liquidation Sales Agreements or Liquidator Joint Venture Agreements.”

2.18 Amendments to § 9.1 of the Credit Agreement. Section 9.1(a) of the Credit Agreement is amended by inserting the phrase “, any Fee,” in clause (ii) thereof immediately following the phrase “any payment of interest.”

2.19 Amendment to §11.12 of the Credit Agreement. Section 11.12 of the Credit Agreement is hereby amended by

(a) Adding the following as an additional notice address of the Borrower, immediately following the Borrower’s California notice address currently in such section:

“and

Mark Naughton

General Counsel

Great American Group, Inc.

Nine Parkway North

Suite 300

Deerfield, Illinois 60015

Fax No.: (847) 444-1401”

(b) deleting the reference to “Cory Loftus” in the notice address for the Lender and replacing such reference with “Joseph Burt”.

2.20 Amendment to Schedule 2.1 of the Credit Agreement. Schedule 2.1 of the Credit Agreement is hereby amended by deleting the reference to “Cory Loftus” in the notice address for the Lender and replacing such reference with “Joseph Burt”.

2.21 Amendment to Annex B (Section 2.1) of the Credit Agreement. Annex B (Section 2.1) of the Credit Agreement, is hereby amended and restated in its entirety by replacing it in its entirety with Schedule 2 hereto.

3. RENEWAL FEE. In consideration of the execution by the Lender of this Amendment, and its consent to the amendments to the Credit Agreement provided herein (including the extension of the Revolving Credit Termination Date), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower shall pay to the Lender, for its own account, a fee in an amount equal to $250,000, which fee shall be fully earned and non-refundable upon the Second Amendment Effective Date (the “Renewal Fee”). The Borrower’s payment and the Lender’s acceptance of the Renewal Fee shall in no way limit the discretionary, uncommitted nature of the credit facility made available by Lender hereunder nor Borrower’s obligation to pay any other fee, or reimburse the Lender for any cost or expense, under the Loan Documents. The Renewal Fee shall constitute a Fee.

4. POST-CLOSING. Within fifteen (15) Business Days of the Second Amendment Effective Date (unless waived or extended by Lender in its sole discretion), Great American shall deliver to the Lender the certificates evidencing all of the membership interests and any other interests or Capital Stock now owned or hereafter acquired by Great American in Borrower, accompanied by duly executed and undated stock powers, instruments of transfer or assignments necessary to perfect the Lender’s first priority Lien in such property granted pursuant to the Equity Pledge Agreement.

5. REPRESENTATIONS AND WARRANTIES.

(a) The Borrower, Great American, and GAG Inc., each hereby affirm to Lender that all of its respective representations and warranties set forth in the Credit Agreement and other Loan Documents to which it is a party are true, complete and accurate in all respects as of the date hereof as though made on the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall be true and complete as of such earlier date).

(b) Additionally, the Borrower, Great American, and GAG Inc. each represent and warrant to Lender the following:

(i) Legally Enforceable Agreement. This Amendment is a legal, valid and binding obligation of the Borrower, Great American, and GAG Inc., and enforceable against each such Person in accordance with its terms.

(ii) No Defaults. Both before and after giving effect to this Amendment, no Defaults or Events of Default have occurred and are continuing as of, and immediately after giving effect to the occurrence of, the Second Amendment Effective Date.

(iii) Security Agreement Schedules. To the extent that there have been any changes in the information provided in the schedules to the Security Agreement since the Closing Date, such schedules are hereby updated as of the date hereof, as evidenced by the supplemental schedules (if any) annexed to this Amendment at Annex A.

(iv) Other Loan Document Schedules. To the extent that there have been any changes in the information provided in the schedules to any other Loan Document since the Closing Date, such schedules are hereby updated as of the date hereof, as evidenced by the supplemental schedules (if any) annexed to this Amendment at Annex B.

6. ACKNOWLEDGEMENT AND RATIFICATION OF LOAN DOCUMENTS.

(a) Each of the Guarantors hereby (i) acknowledges and agrees to the terms and conditions of this Amendment, and (ii) agrees to comply with the terms of the Credit Agreement, as amended hereby, binding on such Person.

(b) Each of the Guarantors hereby acknowledges, confirms and agrees that the Guaranteed Obligations under, and as defined in, the Great American Guaranty include, without limitation, all Obligations of the GAG Parties at any time and from time to time outstanding under the Credit Agreement, as amended and extended hereby.

(c) Each of the Guarantors hereby ratifies and confirms all of the terms and conditions of the Great American Guaranty, and each of the Guarantors acknowledges and agrees that the Great American Guaranty, as amended hereby, and each of the Guarantors’ obligations thereunder, remain and shall continue in full force and effect and are binding on each of the Guarantors.

(d) Each of the GAG Parties hereby ratifies and confirms all of the terms and conditions of each of the other Ancillary Loan Documents to which it is a party (including any schedules thereto attached as Annex A hereto), and each of the GAG Parties acknowledges and agrees that each of the Ancillary Loan Documents, as amended hereby, and each of the GAG Parties’ obligations thereunder, remain and shall continue in full force and effect and are binding on each of the GAG Parties party thereto.

(e) Each of the GAG Parties hereby acknowledges, confirms and agrees that the Ancillary Loan Documents to which it is a party, and any and all Collateral previously pledged to the Lender by such party pursuant thereto shall continue to secure all Obligations at any time and from time to time outstanding under the Credit Agreement and the Ancillary Loan Documents, as such Obligations have been, and may hereafter be, amended, restated, extended supplemented, increased or otherwise modified from time to time.

7. CONDITIONS PRECEDENT. The Second Amendment Effective Date shall only occur upon the occurrence or Lender’s receipt of the following, as applicable, all in form and substance satisfactory to it in its sole discretion:

(a) an original counterpart of this Amendment duly executed and delivered by all parties hereto,

(b) a Note duly executed by the Borrower in the aggregate principal amount of the Revolving Credit Ceiling,

(c) the representation and warranties contained in this Amendment and the other Loan Documents shall be true and correct as of the date hereof as though made on the date hereof,

(d) no Default or Event of Default shall have occurred and be continuing, both before and after giving effect to the occurrence of the Second Amendment Effective Date,

(e) a certificate from the Secretary of Borrower, GAG Inc., and Great American attesting to the resolutions of such Person’s Board of Directors authorizing its execution, delivery, and performance of this Amendment and authorizing specific officers of such Person to execute the same,

(f) copies of Borrower’s, GAG Inc.’s, and Great American’s Organizational Documents, as amended, modified, or supplemented to the Second Amendment Effective Date, certified by the Secretary of such Person,

(g) a certificate of status with respect to Borrower, GAG Inc., and Great American, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Person, which certificate shall indicate that such Person is in good standing in such jurisdiction,

(h) a Solvency Certificate duly executed by each GAG Party,

(i) A legal opinion from Great American Group’s counsel,

(j) satisfactory evidence that Borrower shall have paid the Renewal Fee and all Lender Expenses incurred in connection with the transactions evidenced by this Amendment, and

(k) all other documents and legal matters in connection with this Amendment reasonably requested by the Lender shall have been delivered, executed, or recorded.

8. NO WAIVER; DISCRETIONARY. Except as expressly provided for in this Amendment, nothing in this Amendment shall extend to or affect in any way any of the rights or obligations of the Borrower or any Guarantor, or any of the Lender’s obligations, rights and remedies arising under the Loan Documents. Except as expressly provided for in this Amendment, the Lender shall not be deemed to have waived any or all of its rights or remedies with respect to any Default or any Event of Default existing on the date hereof or arising hereafter. The credit facility made available to Borrower by Lender hereunder is uncommitted and discretionary, and nothing in this amendment in any way waives, limits, or diminishes the uncommitted and discretionary nature of the credit facility made available hereunder.

9. ACKNOWLEDGEMENT. Lender hereby acknowledges that Great American Group has advised Lender that one or both Guarantors intends to pursue or is pursuing the establishment of a secured working capital credit facility, under which one or both Guarantors will be the sole borrower or borrowers and which will be secured by certain assets of one or both Guarantors and/or certain of their subsidiaries other than Borrower (the “WC Facility”). The Guarantors each agree that the WC Facility will not be secured by any Collateral that secures or will secure the Obligations and that the WC Facility will not be structured or documented in a manner that impairs Lender’s Liens on or access to the Collateral (including any books and records with respect thereto). Each Guarantor further agrees to notify Lender of the terms and conditions of the WC Facility prior to the closing thereof and to use commercially reasonable efforts to cause the agent, lender, or lenders (as applicable) under the WC Facility to, at the request of Lender, enter into an intercreditor agreement or similar arrangement with Lender, in form and substance reasonably satisfactory to Lender, to recognize and acknowledge Lender’s Liens on the Collateral and the separate collateral pools securing the WC Facility and the Obligations and to provide customary access rights to the books and records of the Borrower and otherwise not impair Lender’s exercise of any of its rights and remedies under the Loan Documents or applicable law against Borrower and Guarantors after an Event of Default.

10. RELEASE. In consideration of Lender entering into this Amendment, the Borrower, GAG Inc., and Great American each hereby release and forever discharge Lender, and its successors, assigns, agents, shareholders, directors, officers, employees, attorneys, parent corporations, subsidiary corporations, affiliated corporations, affiliates, and each of them, from any and all claims, counterclaims, off-sets, debts, demands, obligations, costs, expenses, actions and causes of action, of every nature and description, known and unknown, whether or not related to the subject matter of this Amendment or the other Loan Documents, which such Person now has or at any time may have held, by reason of any matter, cause or thing occurred, done, omitted or suffered to be done prior to the date of this Amendment; provided, however, that such release and discharge shall in all events exclude any and all continuing obligations of Lender, if any, under or pursuant to the Loan Documents. This release is fully effective on the date hereof. Lender is not releasing Borrower from any claims, debts, Obligations, demands, obligations, costs, expenses, actions or causes of action.

11. COSTS AND EXPENSES. Without limiting Section 11.4 of the Credit Agreement, the Borrower hereby agrees to pay to the Lender, on demand by the Lender, all reasonable fees and expenses incurred by the Lender in connection with preparation, execution and delivery of this Amendment and the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of counsel to the Lender.

12. LIMITED EFFECT, ETC. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Credit Agreement, the terms and provisions of this Amendment shall govern. Except as modified by this Amendment, all terms and conditions of each of the Loan Documents shall remain unmodified and in full force and effect, which terms and conditions, the parties to this Amendment hereby ratify and affirm. Each of the representations, warranties, and covenants contained in the Loan Documents are incorporated herein by reference as if each such representation, warranty, and covenant was made herein as of the Second Amendment Effective Date.

13. COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment. This Amendment shall become effective upon the execution of a counterpart of this Amendment by each of the parties hereto.

14. COMPLETE AGREEMENT. This Amendment, together with the Loan Documents, expresses the entire understanding of the parties with respect to the matters set forth herein. No prior discussions or negotiations shall limit, modify, or otherwise affect the provisions hereof.

15. GOVERNING LAW. THIS AMENDMENT IS INTENDED TO TAKE EFFECT AS AN AGREEMENT UNDER SEAL UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH.

16. HEADINGS. Headings or captions used in this Amendment are for convenience or reference only and shall not define or limit the provisions thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

GREAT AMERICAN GROUP WF, LLC, a California limited liability company

By:	/s/ Paul S. Erickson
Name: Paul Erickson
Title: CFO

GREAT AMERICAN GROUP, INC. a Delaware corporation

By:	/s/ Mark P. Naughton
Name: Mark Naughton
Title: General Counsel

GREAT AMERICAN GROUP, LLC a California limited liability company

By:	/s/ Paul S. Erickson
Name: Paul Erickson
Title: CFO

WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, as Lender

By:	/s/ Joseph Burt
Name: Joseph Burt
Title: Director